UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 5, 2013

Commission File Number: 000-50502

PREMIER ALLIANCE GROUP, INC
(Exact Name of registrant as Specified in Its Charter)

Delaware	20-0443575
(State of other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
4521 Sharon Road
Suite 300
Charlotte, North Carolina 28211
(Address of principal executive offices)

(704) 521-8077
(Registrant’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]  Written communications pursuant to Rule 425 under the Securities Act

[ ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act

[ ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

[ ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 4.02.              Non-Reliance on Previously Issued Financial Statements or a Related Audit Report
or Completed Interim Review

During the preparation of its SEC Form 10-Q for the Three and Six Months Ended June 30, 2013, the Company noted an unusual relationship between its Income before Income Tax and Income Tax Expense, which resulted in taking Income before Income Tax to a Loss After Income Tax Expense.  The Company  investigated the root cause of this anomaly by closely scrutinizing the Income Tax Provision Calculation in accordance with FASB ASC 740.  The cause of this anomaly was due to “Deferred Tax Expense” being recognized related to the change in valuation of the Derivative Liability.

The adjustments from all errors however, are all non-cash, and have no effect on the Company’s Liquidity, Working Capital, Working Capital Ratio or Results from Operating Activities. All of the adjustments relate to accounting rules regarding recording of liabilities called Derivatives, which represent the detachable warrants issued to the investors in our debt or preferred stock offerings.

As aforementioned, the Company determined that the cause of the anomaly described above was the result of “Deferred Income Tax Expense” being recognized relative to the derivative income for the Six Months Ended June 30, 2013. The Company did not feel this was proper and began research on this matter.  This accounting approach, both at initial issuance and on a recurring basis, from a “Deferred Tax” perspective, had been in place for some time, and had been through the audit of two different accounting firms, as well as having been through a field audit by the PCAOB.

Therefore at this point, we notified our Audit Firm, our Audit Committee, and engaged another accounting firm for further consultation.  After completing research, review of documentation, final consultation, and receiving the concurrence of our Audit Firm, the Company on Monday, August 5, 2013, determined that there were errors in the financial statements beginning with the 1st Quarter of March 2011 through March 2013 and Restatement would be required.

The specific errors discovered, which precipitated the above, was initially “two-fold”:

1.
At the Initial Recording of the Issuances of the Preferred Stock Offerings (only), the recording of the Derivative Liability at its Fair was properly recorded as a liability on the books and records; however, the Derivative Liability was “Tax Effected” and a “Deferred Tax Asset” was also recorded, with the differential being charged (or debited) to Additional Paid in Capital. This is Incorrect Accounting Application, for the entire amount of the Derivative Liability should have been charged (or debited) to Additional Paid in Capital; further,

2.
At each valuation date subsequent to initial recording, as the Derivative Liability either increased decreased (creating Derivative Expense or Income to the Statement of Operations), the “Deferred Tax Asset”, described in 1. above, was also adjusted to the statement of operations.

In addition, the Securities and Exchange Commission (SEC) in recent periods has taken a definitive position on the valuation of detachable warrants recorded as derivatives. Therefore, we have deemed it necessary to closely evaluate each warrant document to determine the proper valuation method to be utilized.

In addition, the Company has determined, that the 900,000 warrants associated with the Series B Preferred Stock issuance in 2010 were not recorded as a derivative liability at issuance, nor has any derivative income or expense been recognized. These entries will be made at restatement.

Given the facts and circumstances outlined above:

1.	The Company will not be able to meet its filing deadline for the Form 10-Q for the Three and Six Months Ended June 30, 2013, which due date is August 14, 2013.
2.	The Company will be required to restate its previously issued Financial Statements for the following periods:
a.	March 31, 2011
b.	June 30, 2011
c.	September 30, 2011
d.	December 31, 2011
e.	March 31, 2012
f.	June 30, 2012
g.	September 30, 2012
h.	December 31, 2012
i.	March 31, 2013
3.	The Company has been in contact with the SEC in regard to all of the matters outlined above and is working closely with the SEC in meeting all requirements on a timely basis.
4.	The amount of the restatement is not determinable at this time.
5.
The Company, based on the errors described, and the restatements required, will have to disclose in the corrections to its previously issued Financial Statements that based on the above, “It has been determined that errors existed in accounting for income taxes and in valuation methodology for our derivatives, thus requiring restatement of previously issued financial statements.  In light of the weakness in internal controls over financial reporting giving rise to this error, the CEO and Principal Financial Officer concluded that the Company's disclosure controls and procedures were not effective as of the end of the period covered by this report.”

All of these matters outlined above have been discussed with the Company’s independent accountant, Cherry Bekaert, LLP, who was aware of the decisions made by management on a timely basis.

See “Item 8.01. Other Events” below for a discussion of actions the Company has taken to prevent such an error from recurring.

Item 8.01.                      Other Events.

The Company (also disclosing in accordance with Item 308(c) of Regulation S-K), as part of its growth and maturation, has taken steps to enhance its controls and procedures over internal control in general, and in ICFR in particular.

•
The Chairman and President and CEO have directed and authorized the immediate hiring of an experienced CPA with extensive GAAP, SEC Reporting and Financial Reporting experience, which will then allow the CFO to oversee and review the work in more detail.

•
The Company has also reviewed the work flow surrounding its monthly, quarterly and annual financial reporting to ensure that all reviews by appropriate parties are timely and that any edits or comments by any reviewing party get re-circulated back to the entire appropriate working group.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereto duly authorized.

PREMIER ALLIANCE GROUP, INC.
(Registrant)
DATE: August 9, 2013	By:	/s/ Larry Brumfield
Larry Brumfield
CFO